Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Bank of the Ozarks, Inc. of our reports dated March 1, 2005, with respect to the consolidated financial statements of Bank of the Ozarks, Inc., Bank of the Ozarks, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bank of the Ozarks, Inc., included in the 2004 Annual Report to Shareholders of Bank of the Ozarks, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32173) pertaining to the Bank of the Ozarks, Inc. Stock Option Plan, (Form S-8 No. 333-74577) pertaining to the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan, and (Form S-8 No. 333-32175) pertaining to the Bank of the Ozarks, Inc. Non-employee Director Stock Option Plan, of our report dated March 1, 2005, with respect to the consolidated financial statements of Bank of the Ozarks, Inc., Bank of the Ozarks, Inc.’s management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal control over financial reporting of Bank of the Ozarks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Little Rock, Arkansas

March 11, 2005